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                                                                  EXHIBIT 10.22


                                 AMENDMENT NO. 3


                             TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT NO. 3 to Employment Agreement (this "Amendment") is dated effective as of December 30, 2003, by and between Ross M. Patten, an individual, hereinafter referred to as "Executive", and Synagro Technologies, Inc, a Delaware corporation hereinafter referred to as "Synagro" or the "Company".


         WHEREAS, Executive and Synagro entered into an Employment Agreement dated February 19, 1999 (the "Employment Contract"), and amended it by the Agreement Concerning Employment Rights dated January 27, 2000 (the "First Amendment"), and the Amendment No. 2 to Agreement Concerning Employment Rights dated March 1, 2001 (the "Second Amendment"). The Employment Contract as amended by the First Amendment, the Second Amendment and this Amendment is referred to as the ("Agreement");


         WHEREAS, Executive and Synagro desire to further amend the Agreement in certain respects as more specifically set forth below; and


         WHEREAS, capitalized terms not defined herein shall have the meanings given to them in the Agreement.


         NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants set forth herein, agree as follows:

         I.    CHANGE OF POSITION, DUTIES AND RESPONSIBILITIES.

               (a) The Company and Executive agree that, effective as of September 8, 2003, Executive's position, duties and responsibilities with the Company have been modified. Effective as of such date, Executive's position with the Company has been changed significantly from Chief Executive Officer to Vice President. The Company and Executive agree that Executive shall remain as Chairman of the Board of Directors of the Company ("Chairman") until the earlier of such time as the Company shareholders replace Executive with another duly elected board member, the other board members elect a new chairman or Executive resigns. Executive hereby resigns from all other positions, titles and authority as an officer and director of the Company and its subsidiaries and affiliates.

               (b) As a result of such changes in position, duties and responsibilities, the Company and Executive agree to amend and restate Sections 1, 2, 3 and 4 of the Agreement to read as follows:

               "(1) EMPLOYMENT. During the remaining Employment Period (as defined in Section 4 hereof), the Company shall employ Executive, and Executive shall serve, as Vice President of the Company.

               (2) COMPENSATION. The Company shall pay or cause to be paid to Executive during the remaining Employment Period an annual base salary for his services under this Agreement of $281,875.00, in equal semi-monthly

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installments of $11,744.79, in accordance with the Company's normal payroll procedures until the earlier of (i) December 30, 2005, or (ii) the last day of the month in which Executive no longer serves as either Chairman or Vice President for any reason.

               In the event Executive ceases serving as Chairman and as Vice President for any reason prior to December 30, 2005, the Company shall pay a lump sum cash payment to Executive in an amount equal to $563,750 less the aggregate amount of all base salary installment payments paid by the Company pursuant to the preceding sentence for the Employment Period after October 1, 2003. Such lump sum payment shall be due and payable on the last day of the month in which Executives no longer serves as either Chairman or Vice President.

               In the event Executive continues to serve as Chairman after December 30, 2005, Executive shall thereafter be entitled to receive the compensation for serving as a member of the Board of Directors of the Company equal to the compensation then paid to the Company's independent directors. Executive shall not be entitled to any compensation for serving as Chairman or Vice President after the date of this Amendment and prior to December 30, 2005 other than the compensation set forth in the first two paragraphs of this Section 2 and in Section 5 of the Agreement.

               As further described in the Agreement, the Company and Executive may terminate Executive's employment with the Company and his director position as Chairman essentially at any time and for any reason and upon such termination the Executive shall be entitled to the remaining guaranteed payments described in the second paragraph of this Section
         2. The Company and Executive acknowledge and agree that the guaranteed payments set forth in this Section 2 are in consideration for (i) the execution and delivery by Executive of the General Release attached as Exhibit A to this Amendment (ii) Executive's agreement to continue to perform the duties and responsibilities assigned to him by the Chief Executive Officer (iii) the extension of the continuing obligations of Executive under the Agreement as set forth in Section IV of this Amendment, including without limitation the extension of Executive's covenant not to compete.

               (3) DUTIES AND RESPONSIBILITIES OF EXECUTIVE. During the Employment Period, Executive shall perform the duties and responsibilities assigned to him by the Chief Executive Officer to the best of his ability and with reasonable diligence. In determining Executive's duties and responsibilities, the Chief Executive Officer shall act in good faith and shall not assign duties and responsibilities to Executive that are not appropriate or customary with respect to the position of Executive hereunder. In performing Executive's duties and responsibilities hereunder, Executive shall not be required to devote his services full-time to the business of the Company. Executive will however make himself available, on an as-needed basis, to provide such duties and responsibilities assigned to him.


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                             (4) TERM OF EMPLOYMENT. Executive's term of
         employment with the Company under this Agreement shall begin on the Effective Date and continue thereafter until Notice of Termination pursuant to Section 7 as given by either the Company or Executive to the other party. The Company and Executive shall each have the right to give Notice of Termination at will, with or without cause, at any time. The period from the Effective Date through the date of Executive's termination of employment as Vice President for whatever reason shall be referred to herein as the "EMPLOYMENT PERIOD"."

         II. POST-TERMINATION BENEFITS. As a result of the change in position with the Company and reduced duties and responsibilities, as well as the guaranteed compensation payments as set forth in Section 2 of the Agreement (as amended and restated above), Executive shall not be entitled to any post-termination benefits or severance under Sections 6 (a) or (b) of the Agreement or under any severance pay plan or program maintained by the Company that covers Executive.

         III. WAIVER OF RIGHT TO TERMINATE FOR GOOD REASON. Executive hereby waives his rights and additional benefits under this Agreement that may result from a termination by the Executive for Good Reason, including without limitation as a result of the changes in position, duties and responsibilities described above in Section I of this Amendment. Such waiver by Executive of such rights and benefits shall be for all purposes under the Agreement. As consideration for such waiver, the Company and the Executive agree that (i) effective as of the date of this Amendment, all of the Executive's stock options that were unvested shall immediately vest, and (ii) upon termination of the employment of Executive, for any reason whatsoever, the Company shall provide post-employment medical coverage in accordance with the terms and conditions beginning with the second sentence of Section 10 of the Agreement, provided, however, that such post-employment medical coverage shall be provided for eighteen (18) months following the Termination Date rather than for two (2) years. The Company and Executive also acknowledge, agree and confirm that under
Section 6(c) of the Agreement all of Executive's outstanding and vested options that are unexercised as of his Termination Date may be exercised during the exercise period ending on the shorter of (i) two (2) years from his Termination Date or (ii) the expiration date of the stock option as specified in the stock option plan or stock option agreement, as applicable, notwithstanding any provision in such plan or agreement that provides for a more limited time period to exercise stock options following termination of employment.

         IV. EXTENSION OF EXECUTIVE'S NONCOMPETE AND OTHER OBLIGATIONS. Executive acknowledges and confirms that his obligations under the Agreement that are intended to continue after the Termination Date shall continue in accordance with their terms, including without limitation, Executive's obligations under Sections 6(c), 11, 12, 13, 14, 15, 16 and 24. Notwithstanding the preceding sentence, however, Executive agrees that his obligations under Sections 11, 13, 14, and 16 of the Agreement shall be extended and continue for a period equal to the later of (i) four (4) years from the effective date of this Amendment, or (ii) two (2) years after the later of (x) the termination of the Employment Period or (y) the date Executive ceases to serve as Chairman.


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V. RATIFICATION. Except as provided by this Amendment, (i) the Agreement shall remain in full force and effect, and (ii) none of the rights, interests and obligations existing and to exist under the Agreement are hereby released, diminished or impaired. The Company and Executive agree that in the event of any conflict between the Agreement and this Amendment, this Amendment shall control.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first above written.

                               SYNAGRO TECHNOLOGIES, INC.,
                               a Delaware corporation


                               By: /s/ Alvin L Thomas II
                                   -------------------------------------------
                                   Alvin L. Thomas II, Executive Vice President
                                   and General Counsel


                               EXECUTIVE


                               /s/ Ross M. Patten
                               ------------------------------------------------
                               Ross M. Patten, Individually


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